SUNOCO, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS AND FOOTNOTES

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

INDEX

Page Number
Financial Statements (Unaudited):

Condensed Consolidated Statements of Comprehensive Income (Loss) for the Nine Months Ended September 30, 2012 and 2011	1
Condensed Consolidated Balance Sheets at September 30, 2012 and December 31, 2011	2
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2012 and 2011	3
Notes to Condensed Consolidated Financial Statements	4

SUNOCO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Millions of Dollars and Shares, Except Per-Share Amounts)

	For the Nine Months Ended
	September 30,
	2012	2011*
	(UNAUDITED)
Revenues
Sales and other operating revenue (including consumer excise taxes)	$35,236	$33,016
Interest income	6	17
Gain on divestment of Toledo refinery (Note 3)	104	4
Gain on formation of Philadelphia Energy Solutions (Note 3)	1,144	—
Other income, net	71	44
	36,561	33,081
Costs and Expenses
Cost of products sold and operating expenses	31,276	30,378
Consumer excise taxes	1,831	1,683
Selling, general and administrative expenses	423	418
Depreciation, depletion and amortization	168	280
Payroll, property and other taxes	71	68
Provision for asset write-downs and other matters (Note 3)	124	1,977
Interest cost and debt expense	131	129
Interest capitalized	(8)	(5)
	34,016	34,928
Income (loss) from continuing operations before income tax expense	2,545	(1,847)
Income tax expense (benefit) (Note 4)	956	(774)
Income (loss) from continuing operations	1,589	(1,073)
Loss from discontinued operations, net of income taxes (Note 2)	(4)	(116)
Net income (loss)	1,585	(1,189)
Less: Income from continuing operations attributable to noncontrolling interests	200	133
Income (loss) from discontinued operations attributable to noncontrolling interests	1	—
Net income (loss) attributable to Sunoco, Inc. shareholders	$1,384	$(1,322)
Earnings (loss) attributable to Sunoco, Inc. shareholders per share of common stock:
Basic:
Income (loss) from continuing operations	$13.18	$(10.17)
Loss from discontinued operations	(0.05)	(0.98)
Net income (loss)	$13.13	$(11.15)
Diluted:
Income (loss) from continuing operations	$13.10	$(10.17)
Loss from discontinued operations	(0.04)	(0.98)
Net income (loss)	$13.06	$(11.15)
Weighted-average number of shares outstanding (Note 5):
Basic	105.4	118.6
Diluted	106.0	118.6
Cash dividends paid per share of common stock	$0.60	$0.45

Comprehensive income (loss):
Comprehensive income (loss)	$1,634	$(1,140)
Less: Comprehensive income attributable to noncontrolling interests	190	139
Comprehensive income (loss) attributable to Sunoco, Inc. shareholders	$1,444	$(1,279)
______________
* Reclassified to conform to 2012 presentation (Note 2).

(See Accompanying Notes)

SUNOCO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of Dollars)

	At September 30,	At December 31,
	2012	2011
	(UNAUDITED)
Assets
Cash and cash equivalents	$2,846	$2,064
Accounts and notes receivable, net	3,448	3,071
Inventories (Note 6)	313	587
Deferred income taxes	67	286
Total current assets	6,674	6,008
Note receivable from sale of Toledo refinery (Note 3)	—	182
Investments and long-term receivables	228	158
Properties, plants and equipment, cost	5,269	7,010
Less: Accumulated depreciation, depletion and amortization	1,690	2,045
Properties, plants and equipment, net	3,579	4,965
Deferred income taxes	—	68
Deferred charges and other assets	525	601
Total assets	$11,006	$11,982

Liabilities and Equity
Accounts payable	$3,618	$4,098
Accrued liabilities (Note 7)	429	741
Short-term borrowings	—	103
Current portion of long-term debt	—	282
Taxes payable	262	146
Total current liabilities	4,309	5,370
Long-term debt	2,615	3,159
Retirement benefit liabilities (Note 8)	241	542
Deferred income taxes	683	544
Other deferred credits and liabilities (Note 7)	502	567
Commitments and contingent liabilities (Note 7)
Total liabilities	8,350	10,182

Equity (Note 11)
Sunoco, Inc. shareholders' equity	1,807	893
Noncontrolling interests	849	907
Total equity	2,656	1,800
Total liabilities and equity	$11,006	$11,982

(See Accompanying Notes)

SUNOCO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of Dollars)

	For the Nine Months Ended
	September 30,
	2012	2011
	(UNAUDITED)
Cash Flows from Operating Activities:
Net income (loss)	$1,585	$(1,189)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on divestment of Toledo refinery	(104)	(4)
Gain on formation of Philadelphia Energy Solutions (excluding $110 million of losses on economic inventory hedges)	(1,254)	—
Gain on divestment of discontinued chemicals operations	—	(14)
Provision for asset write-downs and other matters	116	2,246
Depreciation, depletion and amortization	171	338
Deferred income tax expense (benefit)	722	(869)
Payments less than (in excess of) expense for retirement plans	(192)	4
Changes in working capital pertaining to operating activities:
Accounts and notes receivable	(200)	(400)
Inventories	(198)	(756)
Accounts payable and accrued liabilities	(561)	274
Income taxes payable	128	(43)
Other	(93)	(25)
Net cash provided by (used in) operating activities	120	(438)

Cash Flows from Investing Activities:
Capital expenditures	(357)	(509)
Acquisitions	—	(419)
Proceeds from divestments:
Toledo refinery and related inventory	182	855
Discontinued chemicals operations	—	88
Other divestments	49	11
Proceeds from formation of Philadelphia Energy Solutions (excluding $110 million use of cash to settle economic inventory hedges)	1,356	—
Other	1	(5)
Net cash provided by investing activities	1,231	21

Cash Flows from Financing Activities:
Net repayments of short-term borrowings	(103)	—
Net borrowings from money-market notes	—	213
Expenses related to SunCoke Energy, Inc. initial public offering	—	(21)
Net proceeds from issuance of long-term debt	501	1,804
Repayments of long-term debt	(601)	(740)
Purchase of noncontrolling interest in Indiana Harbor cokemaking operations	—	(34)
Cash distributions to noncontrolling interests	(97)	(88)
Cash dividend payments	(63)	(55)
Purchase of common stock for treasury	(100)	(500)
Cash of SunCoke Energy, Inc. at spin-off	(111)	—
Other	5	9
Net cash provided by (used in) financing activities	(569)	588
Net increase in cash and cash equivalents	782	171
Cash and cash equivalents at beginning of period	2,064	1,485
Cash and cash equivalents at end of period	$2,846	$1,656

(See Accompanying Notes)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. General.

Basis of Presentation

The accompanying condensed consolidated financial statements are presented in accordance with the requirements of U.S. generally accepted accounting principles for interim financial reporting. They do not include all disclosures normally made in annual financial statements. In management's opinion, all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for the periods shown have been made. All such adjustments are of a normal recurring nature, except for the gains resulting from the reduction of crude oil and refined product inventories related to the exit from refining, the gain on the formation of the joint venture at the Philadelphia refinery, the gains (losses) related to the divestment of the Toledo refinery and other assets, the gain on the remeasurement of the pipeline equity interests and the provision for asset write-downs and other matters (Notes 3 and 6). Results for the nine months ended September 30, 2012 are not necessarily indicative of results for the full-year 2012. Subsequent events have been evaluated through January 9, 2013, the date the financial statements were available to be issued.

Recently Adopted Changes in Accounting Principles

In the first quarter of 2012, Sunoco, Inc. (“Sunoco” or the “Company”) conformed its presentation of results of operations in accordance with new guidance on the presentation of comprehensive income (loss). The guidance requires total comprehensive income (loss) for interim periods to be presented in a single continuous statement or in two separate, but consecutive, statements. The new guidance does not change where the components of comprehensive income (loss) are recognized. The revised presentation has been retrospectively applied to all periods presented in the Company’s condensed consolidated financial statements.

Acquisition by Energy Transfer Partners, L.P.
On October 5, 2012, Energy Transfer Partners, L.P. (“ETP”) completed the acquisition of Sunoco pursuant to the terms of the Agreement and Plan of Merger, dated as of April 29, 2012, as amended by Amendment No. 1 thereto, dated as of June 15, 2012 (collectively, the “Merger Agreement”), by and among ETP, Energy Transfer Partners GP, L.P., a Delaware limited partnership (“ETP GP”), Sam Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of ETP (“Merger Sub”), Sunoco and, for limited purposes set forth therein, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”). Under the terms of the Merger Agreement, Merger Sub merged with and into Sunoco (the “Merger”), with Sunoco surviving the Merger.
The completion of the Merger Agreement entitled Sunoco shareholders to receive, for each Sunoco common share owned immediately prior to the merger, either $50.00 in cash, 1.0490 ETP common units or a combination of $25.00 in cash and 0.5245 ETP common units. The aggregate cash paid and common units issued were capped so that the cash and common units each represented approximately 50 percent of the aggregate consideration. The cash elections and common unit elections were subject to proration to satisfy this cap. Under the terms of the Merger Agreement, Sunoco shareholders received a total of 54,971,724 ETP common units and a total of approximately $2.6 billion in cash.
Concurrent with the completion of the Merger Agreement, Sunoco contributed $2.0 billion in cash and its interests in Sunoco Logistics Partners L.P. (the “Partnership”), including its 2 percent general partner interest, 32.4 percent limited partner interest and incentive distribution rights, to ETP in exchange for 90,706,000 newly issued Class F units representing limited partner interests in ETP (“Class F Units”). The Class F Units are entitled to 35 percent of the quarterly cash distribution generated by ETP and certain of its subsidiaries, subject to a maximum cash distribution of $3.75 per Class F Unit per year, which is the current level. Immediately following the closing of the Merger, ETP contributed its interest in Sunoco and ETE contributed its interest in Southern Union Company into ETP Holdco Corporation (“Holdco”), an ETP-controlled entity, in exchange for 40 and 60 percent equity interests in Holdco, respectively. ETP will continue to control Holdco as it will appoint a majority of Holdco’s board members. As a result of these transactions, ETP will consolidate Holdco (including Sunoco and Southern Union Company) and the Partnership in its financial statements subsequent to completion of the Merger Agreement.
As a result of ETP’s acquisition of Sunoco, including the interests in the Partnership, Sunoco became a consolidated subsidiary of ETP. The assets and liabilities of Sunoco will be adjusted to fair value on the closing date by application of “push-down” accounting. The new basis of accounting will be reflected in Sunoco’s financial statements beginning in the fourth quarter of 2012.

In addition, Sunoco’s contribution of its interests in the Partnership to ETP resulted in the Partnership no longer being a consolidated subsidiary of Sunoco. The results of operations of the Partnership will be classified as discontinued operations in Sunoco’s consolidated financial statements effective with the completion of the Merger Agreement. The following table sets forth the components of Sunoco’s net investment in the Partnership at September 30, 2012 (in millions of dollars):

Current assets	$2,289
Properties, plants and equipment, net	2,678
Deferred charges and other assets	453
Total assets	5,420

Current liabilities	(2,132)
Long-term debt	(1,627)
Deferred income taxes	(221)
Other deferred credits and liabilities	(61)
Total liabilities	(4,041)
Noncontrolling interests	(849)
Sunoco net investment	$530
Sunoco recognized merger related expenses of $12 million during the nine months ended September 30, 2012. In addition, approximately $50 million of additional merger expenses for legal and investment banking fees, which were contingent upon the completion of the Merger Agreement, were recognized during the fourth quarter of 2012.
Sunoco had 533,980 restricted and performance common stock units and 457,211 stock options which were settled as a result of completion of the Merger. All outstanding restricted and performance unit awards, including the awards that vested as a result of the acquisition, were converted to cash payment of $50.00 in cash per share. Stock options were converted to a cash payment equal to the number of stock options outstanding multiplied by the excess, if any, of $50.00 over the per share exercise price. Stock options with an exercise price greater than $50.00 expired with the completion of the merger agreement. The total cash paid in October 2012 to settle all Sunoco common stock units and stock options outstanding totaled $38 million.
Also in connection with completion of the Merger Agreement, Sunoco was obligated to fund a deferred compensation and benefits trust to cover previously unfunded obligations for pension obligations, deferred compensation and severance and other related benefits which would be payable in the event certain executives of the Company had a qualified termination from the Company. The funding, which occurred in October 2012, totaled $82 million and must remain in the trust until the date when all benefit payments have been made. The trust remains subject to the claims of creditors of the Company.

2. Discontinued Operations.

Cokemaking Operations

On July 12, 2011, Sunoco borrowed $300 million from an affiliate of one of SunCoke Energy Inc.’s initial public offering (“IPO”) underwriters. On July 26, 2011, an IPO of 13.34 million shares of SunCoke Energy, Inc. (“SunCoke Energy”) common stock was completed at an offering price of $16 per share. Sunoco’s $300 million borrowing was satisfied at the closing of the SunCoke Energy IPO through an exchange of the 13.34 million shares of SunCoke Energy stock valued at $213 million and a cash payment of $87 million. Sunoco also incurred underwriters’ commissions and other expenses totaling $21 million in connection with the offering. At December 31, 2011, Sunoco maintained a controlling financial interest in SunCoke Energy through its ownership of 81 percent of the outstanding shares of SunCoke Energy common stock. In connection with the SunCoke Energy IPO, Sunoco recorded a $112 million increase in noncontrolling interests and an $80 million increase in capital in excess of par value. On January 17, 2012, the Company completed the separation of SunCoke Energy from Sunoco by distributing its remaining shares of SunCoke Energy common stock to Sunoco shareholders by means of a spin-off. The distribution was in the form of a pro rata stock dividend which entitled Sunoco shareholders of record on January 5, 2012 to receive 0.53 of a share of SunCoke Energy common stock for each share of Sunoco common stock held. In accordance with current accounting guidance, no gain or loss was recognized in earnings in connection with the spin-off transaction. The spin-off did result in a reduction to equity consisting of pro rata charges of $143 and $267 million, respectively, to capital in excess of par value and retained earnings and a $5 million decrease in the accumulated other comprehensive loss. The reduction to equity included $16 million of cumulative direct expenses related to the spin-off transaction. In the third quarter of 2012, Sunoco recognized adjustments to its 2011 income tax provision which resulted in a decrease in its current income tax liability and an offsetting increase in its deferred income tax liability. As SunCoke Energy retained the deferred tax liability, Sunoco recognized an adjustment to the net charge to equity in the third quarter of 2012 which increased capital in excess of par value and retained earnings by $6 and $10 million, respectively. SunCoke Energy generally assumed all liabilities associated with Sunoco’s cokemaking and coal businesses prior to the date of the spin-off. SunCoke Energy is also responsible for all tax liabilities related to Sunoco’s cokemaking and coal businesses prior to the spin-off. However, SunCoke Energy is not entitled to any refunds which may occur that are applicable to such periods.

In connection with the separation of SunCoke Energy, certain stock options and common stock units issued under the Company’s stock-based incentive plans were modified in January 2012 which affected approximately 60 plan participants. In general, all Sunoco stock options held by Sunoco employees and directors were converted into Sunoco and SunCoke Energy stock options. The terms of the Sunoco stock options are unchanged except for the modification of the exercise price to reflect the change in the price per share of the Sunoco common stock after the spin-off. The SunCoke Energy stock options held by Sunoco employees and directors are fully vested and exercisable. Sunoco stock options held by SunCoke Energy employees were converted to SunCoke Energy stock options. The aggregate intrinsic value of the modified stock options issued on the date of the spin-off is equal to the intrinsic value of the Sunoco stock options which were converted just prior to the spin-off. Outstanding Sunoco common stock units held by Sunoco employees were effectively split into two components representing the Sunoco common stock units and SunCoke Energy common stock units. The Sunoco common stock units remain outstanding under the same terms and conditions as the original awards. The portion of the award representing SunCoke Energy common stock units was vested at the original grant date target amount and such value was paid out in cash based upon the market value of the SunCoke Energy stock on the date of the spin-off, subject to a clawback provision if the employee voluntarily leaves Sunoco prior to the earlier of the original vesting date for the common stock units or one year. These modifications resulted in a $7 million cash payment and a $15 million pretax charge for stock-based compensation expense recognized during the nine months ended September 30, 2012. All Sunoco common stock units held by SunCoke Energy employees were converted into SunCoke Energy common stock units which vest over the remaining term of the original award. All SunCoke Energy common stock issued as a result of option exercises or the vesting of common stock units will be issued under SunCoke Energy’s incentive stock compensation plan.

The following table sets forth the components of Sunoco’s net investment in SunCoke Energy immediately preceding the spin-off (as adjusted to reflect the deferred income tax adjustment in the third quarter of 2012) and the net charge to Sunoco, Inc. shareholders’ equity (in millions of dollars):

Current assets	$396
Properties, plants and equipment, net	1,485
Deferred charges and other assets	82
Total assets	1,963

Current liabilities	257
Long-term debt	723
Retirement benefit liabilities	51
Deferred income taxes	342
Other deferred credits and liabilities	66
Total liabilities	1,439
Noncontrolling interests	151
Sunoco net investment	373
Direct expenses	16
Net charge to Sunoco, Inc. shareholders' equity	$389

Chemicals Operations

In March 2010, Sunoco completed the sale of the common stock of its polypropylene chemicals business to Braskem S.A. (“Braskem”). The assets sold as part of this transaction included the polypropylene manufacturing facilities in LaPorte, TX, Neal, WV, and Marcus Hook, PA, a propylene supply agreement and related inventory. Sunoco recognized a net loss of $169 million ($44 million after tax) in the first quarter of 2010 related to the divestment. Cash proceeds from this divestment of $348 million were received in the second quarter of 2010. In the fourth quarter of 2011 and the third quarter of 2012, Sunoco recognized additional tax provisions related to the sale of $4 and $10 million, respectively.
In July 2011, Sunoco completed the sale of its phenol and acetone chemicals manufacturing facility in Philadelphia, PA (“Frankford Facility”) and related inventory to an affiliate of Honeywell International Inc. (“Honeywell”). In connection with this agreement, Sunoco recorded a $118 million provision ($70 million after tax) to write down Frankford Facility assets to their estimated fair values during the second quarter of 2011. Sunoco received total cash proceeds of $88 million in the third quarter of 2011 and recognized a $7 million gain ($4 million after tax) on the divestment. Sunoco was party to a cumene supply agreement with the Frankford Facility which the Company elected to terminate effective June 30, 2012 in connection with its decision to exit the refining business.
In October 2011, Sunoco completed the sale of its phenol manufacturing facility in Haverhill, OH (“Haverhill Facility”) and related inventory to an affiliate of Goradia Capital LLC. Sunoco recorded a $169 million provision ($101 million after tax) to write down Haverhill Facility assets to their estimated fair values during the second quarter of 2011. Sunoco received total cash proceeds of $93 million and recognized a $6 million gain ($4 million after tax) on the divestment in the fourth quarter of 2011. During the first nine months of 2012, Sunoco recognized a $3 million loss ($2 million after tax) related to pension settlement losses attributable to the Haverhill Facility sale.

Tulsa Refining Operations

In the second quarter of 2012 and the third quarter of 2011, Sunoco recorded gains attributable to partial settlements of a low sulfur diesel credit liability related to the Company’s discontinued Tulsa refining operations which were sold in 2009 totaling $8 million ($5 million after tax) and $18 million ($11 million after tax), respectively. This liability was fully satisfied during the second quarter of 2012.

The results of operations of Sunoco’s cokemaking, chemicals and Tulsa refining operations have been classified as discontinued operations for all periods presented in the condensed consolidated statements of comprehensive income (loss) and related footnotes.

The following is a summary of income (loss) from discontinued operations attributable to Sunoco, Inc. shareholders for the nine months ended September 30, 2012 and 2011 (in millions of dollars):

	Nine Months Ended September 30,
	2012	2011
Income (loss) before income tax expense (benefit)	$8	$(198)
Income tax expense (benefit)	12	(82)
Loss from discontinued operations	(4)	(116)
Less: Income (loss) from discontinued operations attributable to noncontrolling interests	1	—
Loss from discontinued operations attributable to Sunoco, Inc. shareholders	$(5)	$(116)

Sales and other operating revenue (including consumer excise taxes) from discontinued operations totaled $87 and $2,031 million for the nine months ended September 30, 2012 and 2011, respectively.

3. Changes in Business and Other Matters.

Acquisitions

In January 2011, SunCoke Energy acquired Harold Keene Coal Co., Inc. (“HKCC”), based in Honaker, VA, for $52 million. The purchase price included a net cash payment of $38 million and contingent consideration totaling $14 million.

In May 2011, the Partnership obtained a controlling financial interest in Inland Corporation (“Inland”) through a series of transactions involving Sunoco and a third party. Sunoco exercised its rights to acquire additional ownership interests in Inland for $56 million, net of cash received, and the Partnership purchased additional ownership interests from a third party for $30 million. The Partnership’s total ownership interest in Inland increased to 84 percent after it purchased all of Sunoco’s interests. As a result of these transactions, Inland became a consolidated subsidiary of Sunoco and, in connection therewith, Sunoco recognized a $9 million gain ($6 million after tax) from the remeasurement of its pre-acquisition equity interests in Inland to fair value upon consolidation. This gain is reported in other income, net, in the condensed consolidated statements of comprehensive income (loss).

In August 2011, the Partnership acquired a crude oil purchasing and marketing business from Texon L.P. (“Texon”) for $222 million including $17 million attributable to the fair value of crude oil inventory. The purchase consists of a lease crude business and gathering assets in 16 states, primarily in the western United States. The current crude oil volume of the business is approximately 75 thousand barrels per day at the wellhead.

Also in August 2011, the Partnership acquired a refined products terminal located in East Boston, MA (“East Boston Terminal”) from affiliates of ConocoPhillips for $73 million including $17 million attributable to the fair value of inventory. The terminal is the sole service provider of Logan International Airport under a long-term contract.

The following table summarizes the effects of Sunoco’s acquisitions during the first nine months of 2011 on the consolidated financial position (including the consolidation of Inland and the recognition of the related gain from the remeasurement of the pre-acquisition equity interests) (in millions of dollars):

						East Boston
	HKCC		Inland	Texon		Terminal	Total
Increase in:
Current assets	$8		$3	$24		$17	$52
Properties, plants and equipment	64		178	7		63	312
Deferred charges and other assets	8	*	—	197	**	—	205
Current liabilities	(4)		(5)	(6)		—	(15)
Deferred income taxes	(23)		(60)	—		—	(83)
Other deferred credits and liabilities	(1)		(1)	—		(7)	(9)
Sunoco, Inc. shareholders' equity	—		(6)	—		—	(6)
Noncontrolling interests	—		(20)	—		—	(20)
Decrease in:
Investments and long-term receivables	—		(3)	—		—	(3)
	52		86	222		73	433
Contingent consideration	(14)		—	—		—	(14)
Cash paid for acquisitions, net of cash received	$38		$86	$222		$73	$419
________
* Includes $6 million allocated to goodwill.
** Includes $183 million attributable to customer contracts and the associated shipping rights which are being amortized over 10 years and $14 million allocated to goodwill.

No pro forma information has been presented since the impact of these acquisitions was not material in relation to Sunoco’s consolidated financial position and results of operations.

Divestments

On March 1, 2011, Sunoco completed the sale of its Toledo refinery and related crude oil and refined product inventories to a wholly owned subsidiary of PBF Holding Company LLC. The Company received $1,037 million in net proceeds consisting of $546 million in cash at closing, a $200 million two-year note receivable, a $285 million note receivable due in 90 days and $6 million in cash related to working capital adjustments subsequent to closing. Sunoco received $309 million in 2011 related to note receivable balances and the working capital adjustment. The remaining $182 million note receivable balance was received in February 2012. Sunoco recognized a $4 million net pretax gain ($3 million loss after tax) related to the divestment in the first nine months of 2011 and recognized a total net pretax gain of $2 million ($4 million loss after tax) in connection with this divestment for the year 2011. The net gain on divestment recorded in 2011 includes a pretax gain of $535 million attributable to the sale of crude oil and refined product inventories. In addition, the purchase agreement included a participation payment of up to $125 million based on the future profitability of the refinery. Sunoco recorded a $104 million gain ($61 million after tax) related to the participation agreement in the first quarter of 2012. Sunoco received the participation payment in April 2012. The results of operations for the Toledo refinery have not been classified as discontinued operations due to Sunoco’s continuing involvement with the Toledo refinery through a three-year agreement for the purchase of gasoline and distillate to supply Sunoco retail sites in this area.

Asset Write-Downs and Other Matters

The following table summarizes information regarding the provision for asset write-downs and other matters recognized during the nine months ended September 30, 2012 and 2011 (in millions of dollars):

	2012		2011
	Pretax	After tax	Pretax	After tax
Northeast Refining Operations	$—	$3	$1,959	$1,175
Environmental matters	53	31	—	—
Other	71	43	18	11
	$124	$77	$1,977	$1,186

Northeast Refining Operations

In September 2011, Sunoco announced its decision to exit the refining business and initiated a formal process to sell its remaining refineries located in Philadelphia and Marcus Hook, PA (together, the “Northeast Refineries”). Sunoco indefinitely idled the main processing units at its Marcus Hook refinery in December 2011 due to deteriorating refining market conditions. As the Company has received no proposals to purchase Marcus Hook as a refinery, Sunoco is pursuing options for alternate uses of the Marcus Hook facility. In connection with the decision to exit the refining business, Sunoco recorded a $2,363 million noncash provision ($1,405 million after tax) primarily to write down long-lived assets at the Northeast Refineries to their estimated fair values and recorded provisions for severance, contract terminations and idling expenses of $248 million ($144 million after tax) in the second half of 2011. The accruals recorded in 2011 included an estimated loss to terminate a ten-year polymer-grade polypropylene supply contract with Braskem entered into in connection with the sale of Sunoco’s discontinued polypropylene chemicals business in March 2010. This $130 million accrual was paid in June 2012.

In the first quarter of 2012, Sunoco recorded additional provisions of $35 million ($21 million after tax) primarily attributable to severance, contract terminations and idling expenses and additional asset write-downs related to the Northeast Refineries. In July 2012, Sunoco announced that it had agreed to form a joint venture at its Philadelphia, PA refinery (see below) and, as a result, Sunoco reversed certain severance, contract termination and idling reserves as such expenses were no longer expected to be incurred. The Company recognized a $64 million gain ($35 million after tax) in the second quarter of 2012 related to these reversals. This $35 million after tax change in estimate increased net income attributable to Sunoco, Inc. shareholders by $0.33 per share of common stock on a diluted basis for the nine months ended September 30, 2012. The Company also recorded a $29 million net provision ($17 million after tax) largely attributable to modification or termination of existing contracts of the refining business which required restructuring or were not assumed by Philadelphia Energy Solutions (“PES”) (see below), additional asset write-downs and pension settlement losses attributable to refining operations during the nine months ended September 30, 2012.

On September 8, 2012, Sunoco completed the exit from its Northeast refining operations by contributing the refining assets at its Philadelphia refinery and various commercial contracts to PES, a joint venture with The Carlyle Group, L.P. (“The Carlyle Group”). Sunoco also permanently idled the main refining processing units at its Marcus Hook refinery in June 2012. The Marcus Hook facility continued to support operations at the Philadelphia refinery prior to commencement of the PES joint venture. Under the terms of the joint venture agreement, The Carlyle Group contributed cash in exchange for a 67 percent controlling interest in PES. In exchange for contributing its Philadelphia refinery assets and various commercial contracts to the joint venture, Sunoco retained a 33 percent non-operating noncontrolling interest. The fair value of Sunoco’s retained interest in PES, which was $75 million on the date on which the joint venture was formed, was determined based on the equity contributions of The Carlyle Group. Sunoco has indemnified PES for environmental liabilities related to the Philadelphia refinery that arose from the operation of such assets prior the formation of the joint venture. The Carlyle Group will oversee day-to-day operations of PES and the refinery. JPMorgan Chase will provide working capital financing to PES in the form of an asset-backed loan, supply crude oil and other feedstocks to the refinery at the time of processing and purchase certain blendstocks and all finished refined products as they are processed. Sunoco entered into a ten-year supply contract for gasoline and diesel produced at the refinery for its retail marketing business. As a result of the continuing involvement with PES through its one-third interest and the supply agreement, which will represent approximately 50 percent of the refinery’s total production, the results of the Northeast refining operations have not been presented as discontinued operations in Sunoco’s consolidated financial statements.

In connection with the formation of the venture, the Company received $1,387 million in net proceeds consisting of $1,246 million in cash at closing, $113 million in receivables which were paid in the fourth quarter of 2012 and a $28 million note receivable due in September 2013. The Company recognized a $1,144 million gain ($673 million after tax) on the formation of PES, including $1,118 million pretax attributable to the sale of crude oil and refined product inventories included in the transaction. The proceeds and inventory gain are net of $110 million of pretax losses on derivatives which were entered into as an economic hedge of the crude oil and refined products inventories. This gain is reported separately in the condensed consolidated statements of comprehensive income (loss). The Company also reduced crude oil and refined product inventory quantities at the Northeast Refineries prior to the formation of PES which resulted in gains of $975 million ($578 million after tax).

Environmental Matters

Sunoco recorded charges for environmental remediation matters at its current and former refineries totaling $53 million ($31 million after tax) in the first quarter of 2012. For additional information concerning these charges, see Note 7.

Other

The Company also recorded provisions of $71 and $18 million ($43 and $11 million after tax) during the nine months ended September 30, 2012 and 2011, respectively. The amount recorded in 2012 was largely attributable to insurance reserve adjustments of $30 million ($18 million after tax), additional stock-based compensation expense of $24 million ($15 million after tax) related to the spin-off of SunCoke Energy and employee termination agreements, and $12 million of expenses ($8 million after tax) related to the acquisition of Sunoco by ETP. The amount recorded in 2011 was attributable to pension settlement losses and asset write-downs.

    The $18 million after-tax provision related to insurance reserve adjustments was attributable to a change in estimate associated with the Company’s incurred but not reported claims attributable to hazardous substances. This provision decreased net income attributable to Sunoco, Inc. shareholders by $0.17 per share of common stock on a diluted basis for the nine-month period ended September 30, 2012.

The following table summarizes the changes in the liability for employee terminations and other exit costs (in millions of dollars):

	Nine Months Ended September 30,
	2012	2011
Balance at beginning of period	$294	$79
Reversal of prior accruals	(26)	—
Payments charged against the accruals	(197)	(22)
Balance at end of period	$71	$57

4. Income Taxes.

The following table summarizes the components of pretax income (loss) and income tax expense (benefit) from continuing operations (in millions of dollars):

	Nine Months Ended September 30,
	2012			2011
	Pretax Income (Loss)	Tax Expense (Benefit)	After-Tax Income (Loss)	Pretax Income (Loss)	Tax Expense (Benefit)	After-Tax Income (Loss)

Income (loss) attributable to Sunoco, Inc. shareholders before discrete items	$241	$95	$146	$(70)	$(30)	$(40)
Discrete items:
Sale of Toledo refinery	104	43	61	4	7	(3)
Gain on formation of Philadelphia Energy Solutions	1,144	471	673	—	—	—
LIFO inventory gains	975	397	578	42	16	26
Provision for asset write-downs and other matters	(129)	(52)	(77)	(1,977)	(791)	(1,186)
Gain on consolidation of pipeline equity interests	—	—	—	9	3	6
Deferred tax adjustment	(4)	(12)	8	—	5	(5)
Other	—	—	—	—	4	(4)
Income attributable to noncontrolling interests	214	14	200	145	12	133
	$2,545	$956	$1,589	$(1,847)	$(774)	$(1,073)

The effective tax rate on income (loss) attributable to Sunoco, Inc. shareholders before discrete items was 39 and 43 percent for the nine months ended September 30, 2012 and 2011, respectively.

5. Earnings Per Share Data.

The following table sets forth the reconciliation of the weighted-average number of common shares used to compute basic earnings per share (“EPS”) to those used to compute diluted EPS (in millions):

	Nine Months Ended
	September 30,
	2012	2011*
Weighted-average number of common shares outstanding-basic	105.4	118.6
Add effect of dilutive stock incentive awards	0.6	—
Weighted-average number of shares-diluted	106.0	118.6

* Since the assumed issuance of common stock under stock incentive awards would not have been dilutive, the weighted-average number of shares used to compute diluted EPS is equal to the weighted-average number of shares used in the basic EPS computation.

In connection with the acquisition of Sunoco by ETP, Merger Sub merged with and into Sunoco. Sunoco survived the merger and, pursuant to the Merger Agreement, each share of Merger Sub common stock outstanding at the time of the merger was converted into one share of Sunoco common stock. Accordingly, subsequent to the Merger, there were one thousand shares of Sunoco common stock which are owned by Holdco.

6. Inventories.

Inventories consisted of the following components (in millions of dollars):

	At September 30,	At December 31,
	2012	2011
Crude oil	$177	$204
Petroleum and chemical products	91	120
Coal and coke	—	190
Materials, supplies and other	45	73
	$313	$587

In connection with its exit from the refining business, Sunoco reduced crude oil and refined product inventory quantities resulting in LIFO inventory profits of $975 and $42 million ($578 and $26 million after tax) during the nine months ended September 30, 2012 and 2011, respectively. The gain on the formation of PES recognized during 2012 includes $1,118 million pretax resulting from the sale of crude oil and refined product inventories in connection with the formation of PES, which is net of $110 million of pretax losses on derivatives which were entered into as an economic hedge. The net gain on divestment of the Toledo refinery recognized during 2011 includes LIFO inventory profits of $535 million ($321 million after tax). At September 30, 2012, the current replacement cost of all inventories valued at LIFO exceeded their carrying values by $635 million. See Note 3 for additional information concerning these transactions.

7. Commitments and Contingent Liabilities.

Commitments
Over the years, Sunoco has sold thousands of retail gasoline outlets as well as refineries, terminals, coal mines, oil and gas properties and various other assets. In connection with these sales, the Company has indemnified the purchasers for potential environmental and other contingent liabilities related to the periods prior to the transaction dates. In most cases, the effect of these arrangements was to afford protection for the purchasers with respect to obligations for which the Company was already primarily liable. While some of these indemnities have spending thresholds which must be exceeded before they become operative, or limits on Sunoco's maximum exposure, they generally are not limited. The Company recognizes the fair value of the obligations undertaken for all guarantees entered into or modified after January 1, 2003. In addition, the Company accrues for any obligations under these agreements when a loss is probable and reasonably estimable. The Company cannot reasonably estimate the maximum potential amount of future payments under these agreements.

Environmental Remediation Activities

Sunoco is subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and composition of fuels. As with the industry generally, compliance with existing and anticipated laws and regulations increases the overall cost of operating Sunoco’s businesses, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.

Existing laws and regulations result in liabilities and loss contingencies for remediation at Sunoco’s facilities and at formerly owned or third-party sites. The accrued liability for environmental remediation is classified in the condensed consolidated balance sheets as follows (in millions of dollars):

	At September 30, 2012	At December 31, 2011
Accrued liabilities	$35	$35
Other deferred credits and liabilities	135	75
	$170	$110

The following table summarizes the changes in the accrued liability for environmental remediation activities which is largely attributable to Sunoco’s currently and formerly owned retail and refining sites (in millions of dollars):

	Nine Months Ended September 30,
	2012	2011
Balance at beginning of period	$110	$115
Accruals	75	22
Payments	(23)	(21)
Other	8	2
Balance at end of period	$170	$118
In February 2012, Sunoco announced that it intended to contribute approximately $250 million by the end of 2012 to establish a segregated environmental fund by means of a captive insurance company to be used for the remediation of legacy environmental obligations. These legacy sites that are subject to environmental assessments include formerly owned terminals and other logistics assets, retail sites that Sunoco no longer operates, closed and/or sold refineries and other formerly owned sites. In connection with the Merger Agreement, Sunoco agreed to defer implementation of the segregated environmental fund.
In connection with the analysis of the environmental fund and the Company’s impending exit from refining operations, Sunoco has been conducting ongoing studies of its future remediation costs, including the engagement of insurance actuaries to assist in the evaluation. It has also been examining the assumptions used in determining these estimates. As a result of this analysis and increased interest from regulatory and legislative officials, Sunoco recorded a $53 million increase ($31 million after tax) to its environmental remediation liabilities associated with its current and former refining locations during the first quarter of 2012. This change in estimate decreased net income attributable to Sunoco, Inc. shareholders by $0.29 per share of common stock on a diluted basis for the nine-month period ended September 30, 2012. The additional accrual relates primarily to an increase in number of operating and monitoring systems which are expected to be installed and the length of time that operation of current and future systems is expected to be required. The amounts accrued also included higher environmental remediation costs at certain sites as a result of changes in the remediation methods required and their expected costs as reflected in recently executed contracts with third-party contractors.
Sunoco's accruals for environmental remediation activities reflect management's estimates of the most likely costs that will be incurred over an extended period to remediate identified conditions for which the costs are both probable and reasonably estimable. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated accruals for environmental remediation activities. Losses attributable to unasserted claims are also reflected in the accruals to the extent they are probable of occurrence and reasonably estimable. Such accruals are undiscounted. In general, each remediation site/issue is evaluated individually based upon information available for the site/issue and no pooling or statistical analysis is used to evaluate an aggregate risk for a group of similar items (e.g., service station sites) in determining the amount of probable loss accrual to be recorded. Sunoco's estimates of environmental remediation costs also frequently involve evaluation of a range of estimates. In many cases, it is difficult to determine that one point in the range of loss estimates is more likely than any other. In these situations, existing accounting guidance requires that the minimum of the range be accrued. Accordingly, the low end of the range often represents the amount of loss which has been recorded.
Total future costs for the environmental remediation activities identified above will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the nature of operations at each site, the technology available and needed to meet the various existing legal requirements, the nature and terms of cost-sharing arrangements with other potentially responsible parties, the availability of insurance coverage, the nature and extent of future environmental laws and regulations, inflation rates, terms of consent agreements or remediation permits with regulatory agencies and the determination of Sunoco's liability at the sites, if any, in light of the number, participation level and financial viability of the other parties. Management believes it is reasonably possible (i.e., less than probable but greater than remote) that additional environmental remediation losses will be incurred. At September 30, 2012, the aggregate of the estimated maximum additional reasonably possible losses, which relate to numerous individual sites, totaled approximately $200 million. This estimate of reasonably possible losses associated with environmental remediation is largely based upon analysis during 2011 and continuing into 2012 of the potential liabilities associated with the analysis of the segregated environmental fund described above. It also includes estimates for remediation activities at current logistics and retail assets. This reasonably possible loss estimate in many cases reflects the upper end of the loss ranges which are described above. Such estimates include potentially higher contractor costs for expected remediation activities, the potential need to use more costly or comprehensive remediation methods and longer operating and monitoring periods, among other things.

Under various environmental laws, including the Resource Conservation and Recovery Act ("RCRA") (which relates to solid and hazardous waste treatment, storage and disposal), Sunoco has initiated corrective remedial action at its facilities, formerly owned facilities and third-party sites. At the Company's major manufacturing facilities, Sunoco has consistently assumed continued industrial use and a containment/remediation strategy focused on eliminating unacceptable risks to human health or the environment. The remediation accruals for these sites reflect that strategy. Accruals include amounts to prevent off-site migration and to contain the impact on the facility property, as well as to address known, discrete areas requiring remediation within the plants. Activities include closure of RCRA solid waste management units, recovery of hydrocarbons, handling of impacted soil, mitigation of surface water impacts and prevention of off-site migration. A change in this approach as a result of changing the intended use of a property or a sale to a third party could result in a higher cost remediation strategy in the future.
Sunoco owns or operates certain retail gasoline outlets where releases of petroleum products have occurred. Federal and state laws and regulations require that contamination caused by such releases at these sites and at formerly owned sites be assessed and remediated to meet the applicable standards. The obligation for Sunoco to remediate this type of contamination varies, depending on the extent of the release and the applicable laws and regulations. A portion of the remediation costs may be recoverable from the reimbursement fund of the applicable state, after any deductible has been met.
The accrued liability for hazardous waste sites is attributable to potential obligations to remove or mitigate the environmental effects of the disposal or release of certain pollutants at third-party sites pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (which relates to releases and remediation of hazardous substances) and similar state laws. Under CERCLA, Sunoco is potentially subject to joint and several liability for the costs of remediation at sites at which it has been identified as a "potentially responsible party" ("PRP"). As of September 30, 2012, Sunoco had been named as a PRP at 34 sites identified or potentially identifiable as "Superfund" sites under federal and state law. The Company is usually one of a number of companies identified as a PRP at a site. Sunoco has reviewed the nature and extent of its involvement at each site and other relevant circumstances and, based upon the other parties involved or Sunoco's level of participation therein, believes that its potential liability associated with such sites will not be significant.
Management believes that none of the current remediation locations, which are in various stages of ongoing remediation, is individually material to Sunoco as its largest accrual for any one Superfund site, operable unit or remediation area was approximately $30 million at September 30, 2012. As a result, Sunoco's exposure to adverse developments with respect to any individual site is not expected to be material. However, if changes in environmental laws or regulations occur or the assumptions used to estimate losses at multiple sites are adjusted as was the case in the first quarter of 2012, such changes could impact multiple Sunoco facilities, formerly owned facilities and third-party sites at the same time. As a result, from time to time, significant charges against earnings for environmental remediation may occur; however, management does not believe that any such charges would have a material adverse impact on the Company's consolidated financial position.

The Company maintains insurance programs that cover certain of its existing or potential environmental liabilities, which programs vary by year, type and extent of coverage. For underground storage tank remediations, the Company can also seek reimbursement through various state funds of certain remediation costs above a deductible amount. For certain acquired properties, the Company has entered into arrangements with the sellers or others that allocate environmental liabilities and provide indemnities to the Company for remediating contamination that occurred prior to the acquisition dates. Some of these environmental indemnifications are subject to caps and limits. No accruals have been recorded for any potential contingent liabilities that will be funded by the prior owners as management does not believe, based on current information, that it is likely that any of the former owners will not perform under any of these agreements. Other than the preceding arrangements, the Company has not entered into any arrangements with third parties to mitigate its exposure to loss from environmental contamination. Claims for recovery of environmental liabilities that are probable of realization totaled $18 million at September 30, 2012 and are included principally in deferred charges and other assets in the condensed consolidated balance sheets.

MTBE Litigation

Sunoco, along with other refiners, manufacturers and sellers of gasoline, is a defendant in lawsuits alleging MTBE contamination of groundwater. The plaintiffs typically include water purveyors and municipalities responsible for supplying drinking water and governmental authorities. The plaintiffs are asserting primarily product liability claims and additional claims including nuisance, trespass, negligence, violation of environmental laws and deceptive business practices. The plaintiffs in all of the cases are seeking to recover compensatory damages, and in some cases, injunctive relief, punitive damages and attorneys' fees.
As of September 30, 2012, Sunoco was a defendant in three lawsuits involving two states and Puerto Rico. Two of the cases are venued in a multidistrict proceeding in a New York federal court. The remaining lawsuit was pending in a New Hampshire state court. All three cases asserted natural resource damage claims. In addition, Sunoco has received notice from another state that it intends to file an MTBE lawsuit in the near future asserting natural resource damage claims. In October 2012, Sunoco settled the lawsuit with New Hampshire. No material adjustment to previously established accruals for this case was required.
Discovery is proceeding in the two remaining cases and accruals have been established where the losses are probable and reasonably estimable. There has been insufficient information developed about the plaintiffs' legal theories or the facts in the natural resource damage claims that would be relevant to an analysis of the ultimate liability of Sunoco in these matters; however, it is reasonably possible that a loss may be realized. Management believes that the MTBE cases could have a significant impact on results of operations for any future period, but does not believe that the cases will have a material adverse effect on its consolidated financial position.
Other
Sunoco is subject to tax indemnity agreements with current and former third-party investors of the Indiana Harbor and Jewell operations of its former consolidated subsidiary, SunCoke Energy. The agreements relate to certain tax benefits that the third-party investors earned as limited partners. Based on the partnerships’ statute of limitations, as well as published filings of the limited partners, tax audits for years 2006 and 2007 may still be open for the limited partners and subject to examination, relating to tax credits of approximately $50 million. Under these agreements, SunCoke Energy has the primary obligation while Sunoco provides a guarantee of SunCoke Energy’s performance. In the third quarter of 2011, concurrent with SunCoke Energy’s purchase of the 19 percent ownership interest from one of the Indiana Harbor limited partners, Sunoco was released of its guarantee to the former Indiana Harbor partner of SunCoke Energy’s performance under this indemnification.

Conclusion

Many other legal and administrative proceedings are pending or may be brought against Sunoco arising out of its current and past operations, including matters related to commercial and tax disputes, product liability, antitrust, employment claims, leaks from pipelines and underground storage tanks, natural resource damage claims, premises-liability claims, allegations of exposures of third parties to toxic substances (such as benzene or asbestos) and general environmental claims. Although the ultimate outcome of these proceedings and other matters identified above cannot be ascertained at this time, it is reasonably possible that some of these matters could be resolved unfavorably to Sunoco. Management believes that these matters could have a significant impact on results of operations for any future period. However, management does not believe that any additional liabilities which may arise pertaining to such matters would be material in relation to the consolidated financial position of Sunoco at September 30, 2012.

8. Retirement Benefit Plans.

The following tables set forth the components of defined benefit plans and postretirement benefit plans expense (benefit) (in millions of dollars):

	Defined		Postretirement
	Benefit Plans		Benefit Plans
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Service cost (cost of benefits earned during the year)	$4	$6	$—	$1
Interest cost on benefit obligations	28	39	5	11
Expected return on plan assets	(40)	(51)	(2)	—
Amortization of:
Actuarial losses	18	26	4	6
Prior service benefit	—	—	(11)	(15)
	10	20	(4)	3
Settlement losses*	32	38	—	—
Special termination benefits and curtailment losses (gains)*	—	8	(1)	(3)
Total expense (benefit)	$42	$66	$(5)	—

* Includes settlement losses of $3 million attributable to discontinued operations recognized during the nine months ended September 30, 2012. Also includes special termination benefits and settlement losses of $22 million recognized during the nine months ended September 30, 2011 attributable to the Toledo refinery (Notes 2 and 3).

In March 2012, the Company made a $200 million tax-deductible contribution to trusts established for its postretirement benefit liabilities and restructured the retiree medical plan to eliminate Sunoco’s liability beyond this funded amount. The retiree medical plan change eliminates substantially all of the Company’s future exposure to variances between actual results and assumptions used to estimate retiree medical plan obligations. As a result of the plan change, the Company’s postretirement benefits obligation declined by approximately $60 million during the first quarter of 2012. At September 30, 2012, the trusts were invested primarily in fixed income securities with approximately ten percent in domestic equity investments.

9. Debt.
In connection with the completion of the Merger Agreement, ETP became a co-obligor for all of the outstanding long-term debt of Sunoco, Inc. which totaled $965 million.
In November 2011, Sunoco entered into an $800 million secured revolving credit agreement with a syndicate of 17 participating banks (the “Secured Facility”) which was scheduled to expire in November 2012. The Secured Facility included a letter of credit sub-facility, limited to the lesser of the entire aggregate commitment or the borrowing base, and a $125 million sub-facility for same-day borrowings (as defined in the Secured Facility). In connection with the acquisition of Sunoco by ETP, Sunoco terminated the Secured Facility in October 2012 in connection with the completion of the Merger Agreement.
A wholly owned subsidiary of the Company, Sunoco Receivables Corporation, Inc. (“SRC”), had an agreement with four participating banks which permitted borrowings and supported the issuance of letters of credit by SRC up to a total of $250 million. Under the receivables facility, certain subsidiaries of the Company sold their accounts receivable to SRC. In turn, SRC could sell undivided ownership interests in such receivables to commercial paper conduits in exchange for cash or letters of credit. The receivables facility was not renewed by the Company in July 2012.
The Partnership has two credit facilities totaling $550 million consisting of a five-year $350 million unsecured credit facility and a $200 million 364-day unsecured credit facility which is available to fund certain inventory activities. In April 2012, the Partnership also entered into a $35 million revolving credit facility which matures in May 2015. The facilities are available to fund the Partnership’s general corporate purposes including working capital and capital expenditures. At September 30, 2012, there was $179 million outstanding under the Partnership’s facilities. The acquisition of Sunoco by ETP resulted in a change of control of the Partnership’s general partner. This would have represented an event of default under the Partnership’s credit facilities as the general partner interests would no longer be owned by Sunoco. During the third quarter 2012, the Partnership amended this provision of its credit facilities to avoid an event of default upon the transfer of the general partner interest to ETP.

10. Comprehensive Income (Loss).

The following tables set forth comprehensive income (loss) attributable to Sunoco, Inc. shareholders and the noncontrolling interests (in millions of dollars):

	Nine Months Ended September 30,
	2012			2011
		Non-			Non-
	Sunoco, Inc.	controlling		Sunoco, Inc.	controlling
	Shareholders	Interests	Total	Shareholders	Interests	Total
Income (loss) from continuing operations	$1,389	$200	$1,589	$(1,206)	$133	$(1,073)
Income (loss) from discontinued operations	(5)	1	(4)	(116)	—	(116)
Net income (loss)	1,384	201	1,585	(1,322)	133	(1,189)
Other comprehensive income (loss), net of related income taxes:
Reclassification to earnings of settlement and curtailment losses and prior service benefit and actuarial loss amortization	26	—	26	32	—	32
Retirement benefit plans funded status adjustment	38	—	38	3	—	3
Net hedging gains (losses)	(32)	(12)	(44)	3	6	9
Reclassification of net hedging (gains) losses to earnings	26	1	27	5	—	5
Net increase in unrealized gain on available-for-sale securities	2	—	2	—	—	—
Comprehensive income (loss)	$1,444	$190	$1,634	$(1,279)	$139	$(1,140)

11. Equity.

The following table sets forth the components of equity (in millions of dollars):

	At September 30, 2012		At December 31, 2011
Sunoco, Inc. shareholders' equity:
Common stock, par value $1 per share	$283		$282
Capital in excess of par value	1,700	*	1,811
Retained earnings	5,011	*	3,947
Accumulated other comprehensive loss	(193)	*	(258)
Common stock held in treasury, at cost	(4,994)		(4,889)
	1,807		893
Noncontrolling interests	849		907
Total equity	$2,656		$1,800

* Reflects net charges associated with the spin-off of SunCoke Energy, Inc. (Note 2).

Sunoco, Inc. Shareholders’ Equity

In February 2012, the Company’s Board of Directors approved a plan to repurchase up to 19.9 percent of Sunoco’s outstanding common stock at the time, or approximately 21.25 million shares. The planned repurchase was expected to occur over 12 to 18 months. Sunoco agreed to suspend its repurchase program after the acquisition of Sunoco by ETP was announced in April 2012. Prior to this announcement, Sunoco repurchased 2.55 million shares of its outstanding common stock for $100 million under this plan.

In February 2012, the Company announced a 33 percent increase in its quarterly dividend to $0.20 per share ($0.80 per year). The higher dividend was effective for the dividends paid in March, June and August 2012.

Noncontrolling Interests

Logistics Operations

Prior to the acquisition of Sunoco by ETP (see Note 1), a subsidiary of Sunoco was the general partner of Sunoco Logistics Partners L.P., which consisted of a 2-percent ownership interest, and owned all of the incentive distribution rights and a 32-percent interest in the Partnership's limited partner units. On December 2, 2011, the Partnership completed a three-for-one split of its limited partnership units. The unit split resulted in the issuance of two additional limited partnership units for every one limited partnership unit owned.

In May 2011, the Partnership obtained a controlling financial interest in Inland through a series of transactions involving Sunoco and a third party. As a result, Inland was reflected as a consolidated subsidiary of Sunoco and, in connection therewith, Sunoco recorded an $20 million increase in noncontrolling interests upon consolidation of the entity in the second quarter of 2011 (Note 3).

In July 2011, the Partnership issued 3.94 million deferred distribution units valued at $98 million and paid $2 million in cash to Sunoco in exchange for the tank farm and related assets located at the Eagle Point refinery. These units did not participate in Partnership distributions until they converted into common units in July 2012. The exchange was accounted for as an equity transaction resulting in a $12 million decrease in noncontrolling interests and a $7 million increase in capital in excess of par value, net of income taxes.

The Partnership distributes to its general and limited partners all available cash (generally cash on hand at the end of each quarter less the amount of cash the general partner determines in its reasonable discretion is necessary or appropriate to provide for the proper conduct of the Partnership's business).

Discontinued Cokemaking Operations

On July 26, 2011, an IPO of 13.34 million shares of SunCoke Energy common stock was completed at an offering price of $16 per share reducing Sunoco’s interest in SunCoke Energy to 81 percent. On January 17, 2012, the Company completed the separation of SunCoke Energy from Sunoco by distributing its remaining shares of SunCoke Energy common stock to Sunoco shareholders by means of a spin-off. For additional information concerning these transactions, see Note 2.

In September 2011, SunCoke Energy purchased a portion of the noncontrolling interest in its Indiana Harbor cokemaking operations for $34 million. The transaction was accounted for as an equity transaction and resulted in a $24 million decrease in noncontrolling interests and a $6 million decrease in capital in excess of par value, net of income taxes. The noncontrolling interest in the Indiana Harbor cokemaking operations declined from 34 percent to 15 percent as a result of this transaction.

The following table sets forth the noncontrolling interest balances and the changes to these balances (in millions of dollars):

		Discontinued
	Logistics	Cokemaking
	Operations	Operations	Total
Balance at December 31, 2010	$692	$61	$753
Noncontrolling interests share of income (loss)	133	—	133
Net hedging gains (losses) in accumulated other comprehensive income (loss)	6	—	6
Cash distributions	(87)	(1)	(88)
Consolidation of pipeline acquisition	20	—	20
Issuance of deferred distribution units	(12)	—	(12)
SunCoke Energy, Inc. initial public offering	—	112	112
Purchase of noncontrolling interest in Indiana Harbor cokemaking operations	—	(24)	(24)
Other	2	1	3
Balance at September 30, 2011	$754	$149	$903

Balance at December 31, 2011	$757	$150	$907
Noncontrolling interests share of income	200	1	201
Net hedging gains (losses) in accumulated other comprehensive income (loss)	(11)	—	(11)
Cash distributions	(97)	—	(97)
Spin-off of SunCoke Energy, Inc.	—	(151)	(151)
Balance at September 30, 2012	$849	$—	$849

12. Fair Value Measurements.

The Company’s cash equivalents, which amounted to $2,696 and $1,805 million at September 30, 2012 and December 31, 2011, respectively, were measured at fair value based on quoted prices in active markets for identical assets (a level one measurement). The additional assets and liabilities that were measured at fair value on a recurring basis were not material to the Company’s condensed consolidated balance sheets.

Sunoco’s other current assets (other than inventories and deferred income taxes) and current liabilities (other than the current portion of retirement benefit liabilities) are financial instruments and most of these items are recorded at cost in the condensed consolidated balance sheets. The estimated fair values of these financial instruments approximate their carrying amounts. At September 30, 2012 and December 31, 2011, the estimated fair value of Sunoco’s long-term debt was $2,921 and $3,440 million, respectively, compared to carrying amounts of $2,615 and $3,159 million, respectively. Long-term debt that is publicly traded was valued based on quoted market prices while the fair value of other debt issues was estimated by management based upon current interest rates available at the respective balance sheet dates for similar issues. These were determined to be level one and level two fair value measurements within the fair value hierarchy under current accounting guidance.

From time to time, Sunoco uses swaps, options, futures, forwards and other derivative instruments to hedge a variety of price risks. Such derivative instruments are used to achieve ratable pricing of crude oil purchases, to convert certain expected refined product sales to fixed or floating prices, to lock in what Sunoco considers to be acceptable margins for various refined products and to lock in the price of a portion of the Company’s electricity and natural gas purchases or sales and transportation costs. Sunoco also uses interest rate swaps from time to time to manage interest costs and minimize the effects of interest rate fluctuation on cash flows associated with its credit facilities. Sunoco does not hold or issue derivative instruments for speculative purposes.

While all of these derivative instruments represent economic hedges, certain of these derivatives are not designated as hedges for accounting purposes. Such derivatives include certain contracts that were entered into and closed during the same accounting period and contracts for which there is not sufficient correlation to the related items being economically hedged.

All of these derivatives are recognized in the condensed consolidated balance sheets at their fair value. Changes in fair value of derivative instruments that have not been designated as hedges for accounting purposes are recognized in earnings as they occur. If the derivative instruments are designated as hedges for accounting purposes, depending on their nature, the effective portions of changes in their fair values are either offset in earnings against the changes in the fair values of the items being hedged or reflected initially as a separate component of shareholders’ equity and subsequently recognized in earnings when the hedged items are recognized in earnings. The ineffective portions of changes in the fair values of derivative instruments designated as hedges, if any, are immediately recognized in earnings. The amount of hedge ineffectiveness on derivative contracts during the first nine months of 2012 and 2011 was not material.

Sunoco is exposed to credit risk in the event of nonperformance by counterparties on its derivative instruments. Management believes this risk is not significant as the Company has established credit limits with such counterparties which require the settlement of net positions when these credit limits are reached.

The Company had open derivative contracts pertaining to 8.5 million barrels of refined products and 540 thousand pounds of soybeans and at September 30, 2012, which vary in duration but generally do not extend beyond September 30, 2013.

The following tables set forth the impact of derivatives on the Company’s financial performance (in millions of dollars):

	Pretax Gains (Losses) Recognized in Other Comprehensive Income (Loss)		Location of Gains (Losses) Recognized in Earnings	Pretax Gains (Losses) Recognized in Earnings
	Nine Months Ended September 30,			Nine Months Ended September 30,
	2012	2011		2012		2011
Derivatives designated as cash flow hedging instruments:
Commodity contracts	$(55)	$12	Sales and other operating revenue	$(44)		$(21)
Commodity contracts			Cost of products sold and
			operating expenses	—		13
	$(55)	$12		$(44)		$(8)

Derivatives designated as cash flow hedging instruments:
Commodity contracts			Sales and other operating revenue	$(15)		$(5)
Commodity contracts			Gain on formation of Philadelphia
			Energy Solutions	(110)	*	—
Commodity contracts			Cost of products sold and
			operating expenses	(5)		—
				$(130)		$(5)

* Amount relates to economic hedges associated with the liquidation of crude oil and refined product inventories in connection with the formation of Philadelphia Energy Solutions (Note 3).

13. Business Segment Information.

The following tables set forth certain statement of comprehensive income (loss) information concerning Sunoco’s business segments (in millions of dollars):

		Retail	Refining and	Corporate and
	Logistics	Marketing	Supply	Other*		Consolidated
Nine Months Ended September 30, 2012:
Sales and other operating revenue (including consumer excise taxes):
Unaffiliated customers	$9,460	$13,485	$12,291	$—		$35,236
Intersegment	$461	$—	$11,058	$—		$—
Pretax income from continuing operations attributable to Sunoco, Inc. shareholders	$220	$78	$77	$1,956	**	$2,331
Income tax expense attributable to Sunoco, Inc. shareholders						942
Income from continuing operations attributable to Sunoco, Inc. shareholders						1,389
Income from discontinued operations attributable to Sunoco, Inc. shareholders, net of taxes						(5)
Net income attributable to Sunoco, Inc. shareholders						$1,384

			Refining	Corporate
		Retail	and	and
	Logistics	Marketing	Supply	Other*		Consolidated
Nine Months Ended September 30, 2011:
Sales and other operating revenue (including consumer excise taxes):
Unaffiliated customers	$7,148	$13,238	$12,630	$—		$33,016
Intersegment	$381	$—	$11,328	$—		$—
Pretax income (loss) from continuing operations attributable to Sunoco, Inc. shareholders	$138	$129	$(199)	$(2,060)	***	$(1,992)
Income tax benefit attributable to Sunoco, Inc. shareholders						(786)
Loss from continuing operations attributable to Sunoco, Inc. shareholders						(1,206)
Loss from discontinued operations attributable to Sunoco, Inc. shareholders, net of taxes						(116)
Net loss attributable to Sunoco, Inc. shareholders						$(1,322)

* Excludes net financing amounts attributable to discontinued cokemaking operations (Note 2).
  ** Consists of $51 million of corporate expenses, $83 million of net financing expenses and other, a $100 million net gain primarily related to the divestment of the Toledo refinery and other assets, a $1,144 million gain on the formation of PES, $975 million of LIFO inventory profits and a $129 million provision for asset write-downs and other matters (Note 3).

*** Consists of $63 million of corporate expenses, $75 million of net financing expenses and other, a $4 million gain on the divestment of the Toledo refinery and related inventory, $42 million of LIFO inventory profits, a $9 million gain from the remeasurement of pipeline equity interests to fair value and a $1,977 million provision for asset write-downs and other matters (Note 3).

The following table sets forth the identifiable assets of Sunoco’s business segments (in millions of dollars):

			Refining	Corporate
		Retail	and	and
	Logistics	Marketing	Supply	Other		Consolidated	*
At September 30, 2012	5,390	1,341	1,130	3,145	**	11,006
At December 31, 2011	5,376	1,229	841	4,559	***	11,982

* After elimination of intersegment receivables.
** Consists of Sunoco's $67 million consolidated deferred income tax asset and $3,056 million attributable to corporate activites consisting primarily of cash and cash equivalents.
*** Consists of Sunoco's $354 million consolidated deferred income tax asset, $2,224 million attributable to corporate activites consisting primarily of ash and cash equivalents and $1,981 million attributable to Sunoco's discontinued cokemaking operations (Note 2).